Exhibit 99.1

Transcript of
BK Technologies
2018 Year-End Investor Call
February 28, 2019

Participants
Tim Vitou - President
Bill Kelly - Chief Financial Officer

Analysts
Sam Bergman - Bayberry Asset Management
Bruce Gallaway - BK Technologies
Ed Schulte - Investor

Presentation

Operator
Good morning, ladies and gentlemen. Welcome to BK Technologies Incorporated’s conference call for the fourth quarter and twelve months ended December 31, 2018. This call is being recorded. All participants have been placed in a listen-only mode. Following management’s remarks, the call will be opened to questions.

Before turning the call over to Mr. Vitou for opening remarks, I’ll provide the following Safe Harbor statement. Statements made during this conference call that are not based on historical facts are forward-looking statements. These statements are subject to known and unknown factors and risks. The company’s actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements, and some of the factors and risks that could cause or contribute to such material differences have been described in yesterday’s press release and in BK’s filings with the SEC.

These statements are based on information and understandings that are believed to be accurate as of today, February 28, 2019, and we do not undertake any duty to update forward-looking statements.

I will now turn the call over to Mr. Timothy Vitou, President of BK Technologies. Mr. Vitou, you may begin.

Tim Vitou - President
Thank you, David. Good morning everyone. Welcome to the BK Technologies investor conference call for Q4 and twelve months ended December 31, 2018. I’ll provide some brief insights on the direction of the business before Bill takes us through the financial and operating results.

2018 was a very positive year for BK Technologies as we continued making significant improvements in almost every area of the company. These improvements were the catalyst that drove sales growth and increased gross profit margins, while yielding operating profits and positive cash flows. More importantly, our focused initiatives are building BK’s competitive advantages for the coming quarters and years.

Although BK has been a mainstay in public safety communications for over 70 years, in many respects, we’re more like a start-up. For the past two years we’ve been undergoing a comprehensive makeover, infusing new talent, modernizing and updating our processes, developing new products, and changing our culture to embrace a customer-centric and quality-first philosophy in everything we do. Successfully implementing and sustaining such sweeping changes, while remaining profitable, is certainly challenging. Much has been accomplished over the past two years, and the progress can be seen in our financial and operating results.

Looking ahead, we believe our future is bright with new products in the pipeline designed to increase our market share, and manufacturing initiatives ultimately focused on world-class quality combined with product cost reductions.

An important first step in our future starts now. Next week we’ll launch the BKR9000, our first digital multi-band product offering. We anticipate that with this new product we’ll be able to win market share quickly. We’ve made a substantial investment in this product and believe that this investment will yield attractive returns over both the short-term and long-term.

The BKR9000 has been the cornerstone of our product development efforts over the course of 2017 and 2018. However, we’ve also deployed resources to develop a broad, entirely new line of portable and mobile radios to succeed our current KNG line. Collectively, these products will serve as a fresh new foundation upon which we can grow our core business and expand our reach into new markets with increased capabilities that will enable us to perform our primary goal, which is to support and facilitate the mission of our military, first responder and public safety heroes.

This concludes my overview this morning. I’ll now turn the call over to Bill Kelly, our Chief Financial Officer, who will review the financial and operating highlights for Q4 and twelve months ended December 31, 2018, before returning for some closing thoughts. Bill?

Bill Kelly - Chief Financial Officer
Thanks, Tim. The following is a summary of our financial and operating results for the fourth quarter and twelve months ended December 31, 2018.

Net sales for the fourth quarter 2018 increased 13.3% to approximately $10.7 million, compared with approximately $9.4 million for the fourth quarter last year. For the full year 2018, sales increased 25.3% to approximately $49.4 million, compared with $39.4 million for 2017. The growth in sales for the year was broad-based across markets and customers and was not the product of one particular contract or customer.

Gross profit margins as a percentage of sales for the fourth quarter 2018 were approximately 35.5%, compared with a negative 10.6% for the fourth quarter of 2017. For the full year 2018, gross profit margins totaled approximately 40.5% versus 24.2% for the prior year. Gross profit margins as a percentage of sales for last year’s fourth quarter and full year were adversely impacted by inventory write-offs and costs associated with product modifications and upgrades, which were recognized in the fourth quarter.

For the fourth quarter of 2018, selling, general and administrative expenses totaled approximately $4.3 million, compared with $4 million for last year’s fourth quarter. For the full year 2018, SG&A expenses totaled $17.6 million, compared with approximately $14.6 million for the prior year. The increase in SG&A expenses is attributed primarily to new product development, particularly the dual-band product introduced next week.

Operating income for the year increased approximately $7.4 million to $2.4 million versus an operating loss of $5 million for the prior year. For the fourth quarter, we reported an operating loss of approximately $532,000, compared with $5 million for the fourth quarter last year.

During the fourth quarter, we recognized other expenses totaling approximately $1.3 million related primarily to unrealized losses on our investment in 1347 Property Insurance Holdings. Last year’s fourth quarter we recognized other expenses totaling approximately $1.4 million related to the settlement of a legal matter, which were partially offset by a gain of $546,000 derived from the sale of shares of Iteris. For the full year of 2018 other expenses totaled approximately $2.9 million, which were primarily comprised of losses from our investments in 1347 PIH and Iteris, combined with exchange losses related to a Canadian dollar denominated contract. For the prior year we incurred expenses of approximately $1.4 million for the previously mentioned settlement of a legal matter, recognized more than $1.8 million in gains on our investment in Iteris.

For the full year 2018, we reported a net loss of $195,000, or $0.01 per diluted share, compared with a net loss of $3.6 million, or $0.27 per diluted share for 2017. For the fourth quarter of 2018 we reported a net loss of $1.3 million, or $0.10 per diluted share, compared with a net loss of $4.3 million, or $0.31 per diluted share, for the same quarter of 2017.

Our capital return program, in place for over two years, has now paid 11 consecutive quarterly dividends; the last one being paid on January 15, 2019. We have also repurchased approximately 1.1 million shares since the capital return program’s inception.

I would now like to turn the call back over to Tim.

Tim Vitou - President
Thank you, Bill. 2018 showed marked improvement from the preceding year, generating operating profits and cash while self-funding our very aggressive product development plans.

However, much remains to be accomplished. As we continue to execute our strategic plan, I believe we can increase our positive momentum, supported by our new products, which will offer extensive advantages that can drive a larger share of the market, profitable growth, and ultimately increase shareholder value.

We’re going to move on to the question and answer portion of the conference call. I would like to remind everyone that we do not provide financial and operating guidance on a quarterly or annual basis.

David, we’re ready to open the floor for questions.

Operator
Thank you. At this time, we will be conducting a question and answer session. [Operator instructions]. Our first question is from Sam Bergman with Bayberry Asset Management.

Q: Good morning, Tim, Bill. How are you?

Tim Vitou - President
Good. How are you, Sam?

Q: Good. A couple questions. First of all, do you provide any backlog numbers at yearend?

Tim Vitou - President
We do not.

Q: Okay. What were the gross margins in the fourth quarter?

Bill Kelly - Chief Financial Officer
So, 35.5%, Sam.

Q: With some of the initiatives that have taken hold, can we get those margins over 40% when we include the new products or not?

Bill Kelly - Chief Financial Officer
We believe so, Sam. Our plans are to have the new products, particularly the multi-band, at price points and manufacturing costs that we believe will yield margins that are better than even the 40.5% for the year.

Q: Will there be an initial lag when first shipments are sent out on the new product in terms of margins or do you think you can get up to that speed pretty quickly?

Bill Kelly - Chief Financial Officer
I think we can get up to that speed pretty quickly.

Q: In terms of the shutdown that occurred with the government in December, January, should we assume there’s going to be some effect in the first quarter from that shutdown or not?

Tim Vitou - President
Sam, this is Tim. I believe you will see an effect. What a lot of people don’t realize when there’s a government shutdown—we’ve gone through several. When the government agencies even suspect one could be coming, they start to shut down some of the purchases well before the actual government shuts down. And then of course, when the government is shut down you certainly see no purchasing, and then it takes a little bit of a time for the government to ramp back up and start issuing the purchase orders.

So, even though the government may be shut down for 32 days, there’s actually a build-up time where you see slower purchasing and then certainly a ramp-up time after the shutdown is over. So, it did definitely have an effect on us at the end of last year, in Q4, and it remained in the first part of this year so far.

Q: What do you see as of February 28th? Do you see it back now?

Tim Vitou - President
Our communications with our customers are lighting back up. Just because the sale didn’t occur when we assumed or had planned for it to occur, it doesn’t mean it was a lost sale; it just means it was delayed. So, even though you may see an effect on business in the first quarter, we anticipate getting what we thought we would have later in the year anyway.

Q: I had two remaining questions. Investment securities, what does a company have in its portfolio right now of investments, if anything?

Bill Kelly - Chief Financial Officer
The sole investment right now, Sam, is the 1347 PIH investment.

Q: Do you have plans to liquidate this year or it’s going to be a long-term investment?

Tim Vitou - President
I think you’re going to see that the board is going to be announcing some future plans within the next few months on what we’re doing with our PIH investment. Up until now, management’s been pleased with the latest announcements that you might have seen on PIH in the last, I guess, couple of weeks now. So, you’re going to see future announcements coming out, Sam, and give it a couple of months.

Q: Okay. That should be it for now. Thank you.

Tim Vitou - President
Thanks, Sam.

Operator
Our next question is from Bruce Gallaway with BK Technologies.

Q: Hi, guys. How you doing? Congratulations.

Tim Vitou - President
Thank you, Bruce.

Q: You’re showing some good growth. Can you give us some color on the multi-band product? Obviously it’s going to be launched, I guess, this quarter or next quarter. How significant do you see that product? Is it a $10 million product, a $15 million product, $5 million product? Where do you see it fitting in to the total revenue mix?

Tim Vitou - President
Great questions, Bruce. The actual launch of the radio is next week. We’re launching it at the IWCE show, which is the biggest LMR industry show of the year. We purposely chose that due to the variety of customers and industry people that are in Vegas next week. So, we’ll have our full complement and our complete booth will be doing nothing but showcasing this BKR9000. We’re extremely excited about it.

I think the thing that has me the most excited, Bruce, is this is not going to cannibalize our existing product. This will be adding to; this will be all incremental business. I’m not going to pin myself down to an exact number on the call here on what we anticipate for the balance of the year revenue-wise. But, it will be a significant—we anticipate it being—it better be a significant contributor to our revenue stream.

Q: Obviously you’ve pre-marketed it; you’ve spoken to a bunch of customers about it. You’ve got some feedback to give you the optimism that you have.

Tim Vitou - President
Absolutely. Not to put too many numbers or wrap around too much data and give too much of a guidance, but we’ve got well over 30 different opportunities I already identified that we’ve talked with customers on that are current customers looking to purchase this style of radio. We’re talking thousands of units. We believe that as the year progresses these numbers just start to exponentially grow as well.

Q: Great.

Tim Vitou - President
You’re absolutely correct. We’ve been talking to customers for well over a year with this product.

Q: Well, good luck with it. Obviously it could add a lot to incremental sales and margins. What are you doing about IR? I mean, there seems to be a real dearth of interest in the stock and liquidity in the stock and there seems to be no coverage at all. Are you going to try to ramp that up? I mean, this year you should be going into a $50 million year, and the stock is just very languishing at this point.

Tim Vitou - President
Also, great insight, Bruce. Bill and I have been to New York. Kyle Cerminara, our Chairman, and Lewis Johnson, our Co-Chairman, are working to do exactly that, to bring on some IR guidance. We have been, you’re right, probably languishing longer than we should have been on some of the stock prices. We are going to make a much bigger effort in 2019 along those lines, though.

Q: I look forward to it. Great.

Operator
Our next question is from Ed Schulte [ph], Investor.

Q: Good morning, Tim and Bill. Thanks for taking my call.

Tim Vitou - President
Sure, Ed. Good morning.

Q: Good morning. A question for you on the multi-band. About nine months ago is when you first announced it and we’re launching it next week. That would be for the portables. You also mentioned last year that you’d be moving along and also developing a model for the mobile market. How long would it take to get that? Would that be something that’s just another quarter or so down the road or do you expect that to be longer?

Tim Vitou - President
It’ll be a little bit longer because we have other products, Ed, that we’re going to be developing and announcing before the end of the year that’s going to be replacing our current KNG series of products. That’s our mainstay right now. We’re full bore go ahead on our development of our new portable and mobile on those lines. And then the multi-band mobile probably is not until early 2020 before we introduce that product.

Q: Thank you. Most of my other questions have been answered, but I do have one more on your pipeline of opportunities. A couple years ago you had that big contract with the Department of Homeland Security, last year you got the nice contract with the Army there. What do you look forward to as far as the pipeline of opportunities either through the government or smaller, let’s say, police or fire or county departments?

Tim Vitou - President
We have an extremely—in fact, in the 11 years I’ve been with the company, mostly driving sales, this is the most dynamic pipeline and funnel I’ve seen in the company’s history and a lot of it is the expansion into our state and local arena. We’re getting an enormous amount of attention from more than just the fire communities of our cities, counties, and states; we’re getting into a lot of the law enforcement as well.

Our federal business is also increasing and our exposure is expanding, especially due to the multi-band. A lot of the federal agencies have already made the change to buy nothing but multi-band products. So, our federal customers are very excited about the BKR9000. In fact, they’ve all been very, very tuned in to the development process, and we’ve worked closely with them, getting their feedback. They’ve been an enormous help in designing the radio.

I don’t have a TSA $30 million contract to announce any time soon because the government so far hasn’t shown any RFI activity that will lead to an RFP that are in that size. But, the good news is there’s far more RFPs that we’re chasing than we were a year or two or ten years ago. So, the total dollar value is much, much higher.

Q: Tremendous. That’s all I had today. Best of luck on the launch of the BKR9000.

Tim Vitou - President
Thanks, Ed.

Operator
Our next question is a follow-up from Sam Bergman with Bayberry Asset Management.

Q: Hello.

Tim Vitou - President
Hi, Sam. You’re back.

Q: Hi. One last question, in terms of the federal agencies, what’s the push right now in 2019 by sales department in terms of getting more federal agencies on board?

Tim Vitou - President
Excellent question. It all starts with the team and redeveloping the team and augmenting the sales team to go after further penetration into agencies we typically haven’t been able to attract. We’ve got Craig Price, our Senior Vice President, is really pushing hard on the development of our federal team. So, frankly, Sam, we’re able to go after more customers by just purely having the sales capabilities to go after them.

So, that’s the first step of it. The second step is as we’ve won some federal agencies and we’re performing well, that is working well as a reference. We think that not only can we organically grow the customers we already have in the federal space with internal sales, we can exponentially grow by branching out into agencies who historically haven’t been in. So, we’re very excited about the federal space in 2019 and 2020 going forward, especially with the BKR9000.

Q: Thank you very much.

Tim Vitou - President
Thank you, Sam.

Operator
Ladies and gentlemen, we have reached the end of the question and answer session. I would like to turn the call back to Tim Vitou for closing remarks.

Tim Vitou - President
Thank you, David, and thank you all for participating in today’s call. We look forward to talking with you again when we report our first quarter 2019 results in May. All the best to all of you and have a great day.